Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 19, 2026

Board of Directors

W. P. Carey Inc.

One Manhattan West, 395 9th Avenue, 58th Floor

New York, New York 10001

To the addressee referred to above:

We are acting as counsel to W. P. Carey Inc., a Maryland corporation (the “Company”), in connection with the public offering of 6,900,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) (including 900,000 shares of Common Stock in connection with the underwriters’ option to purchase additional shares of Common Stock) pursuant to (i) the terms of the Underwriting Agreement, dated February 17, 2026, by and among the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, as underwriters, BofA Securities, Inc. and J.P. Morgan Securities LLC, as forward sellers, and Bank of America, N.A. and JPMorgan Chase Bank, National Association, as forward purchasers (the “Underwriting Agreement”) and (ii) the forward sale agreements, dated February 17, 2026 (the “Forward Sale Agreements”), by and between the Company and Bank of America, N.A. and JPMorgan Chase Bank, in their capacities as forward purchasers. The offering of the Shares by the Company is being made pursuant to a prospectus supplement dated February 17, 2026 and the accompanying base prospectus dated May 1, 2025 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-286885) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. For more information see www.hoganlovells.com.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the issuance and delivery of the Shares pursuant to the terms of (a) the Underwriting Agreement and (b) the Forward Sale Agreements, and (ii) receipt by the Company pursuant thereto of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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